Exhibit 10.2

To:	Breakaway Three, Ltd. and Breakaway Four, Ltd. (the Borrowers)
NCL Corporation Ltd. (the Guarantor)
NCL International, Ltd. (the Shareholder)

(together, the Obligors)

From:	KfW IPEX-Bank GmbH (as CIRR Agent, Hermes Agent and Facility Agent under each of the Credit Agreements)

(together with the Lenders under each Credit Agreement, the Finance Parties)

13 December 2022

SIDE LETTER TO THE CREDIT AGREEMENTS - FINANCIAL COVENANT MODIFICATIONS

1	We refer to:

(a)	the Credit agreement dated October 12, 2012 (as most recently amended and restated by a Third Supplemental Agreement on 23 December 2021) in respect of hull number 693 (Norwegian Escape) entered into between, amongst others, Breakaway Three, Ltd. as borrower, NCL Corporation Ltd. as parent and KfW IPEX-Bank GmbH as Facility Agent (the Breakaway Three Credit Agreement); and

(b)	Credit agreement dated October 12, 2012 (as most recently amended and restated by a Fourth Supplemental Agreement on 23 December 2021) in respect of hull number 694 (Norwegian Joy) entered into between, amongst others, Breakaway Four, Ltd. as borrower, NCL Corporation Ltd. as parent and KfW IPEX-Bank GmbH as Facility Agent (the Breakaway Four Credit Agreement),

(together, the Credit Agreements).

2	We further refer to the consent request dated November 21, 2022 (the Request) pursuant to which the Borrowers and the Guarantor have requested certain amendments in respect of the Credit Agreements.

3	Unless otherwise defined herein, words and expressions defined in the relevant Credit Agreement shall have the same meaning when used in this letter.

4	In connection with the Request it is proposed that the following amendments to each Credit Agreement are made:

(a)	Section 10.06 (Free Liquidity) be deleted in its entirety and replaced with a new Section 10.06 (Free Liquidity) as follows:

“The Parent will not permit the Free Liquidity to be less than (x) until September 30, 2026, $250,000,000 at any time and (y) thereafter, $50,000,000 at any time.”;

(b)	Section 10.07 (Total Net Funded Debt to Total Capitalization) be deleted in its entirety and replaced with a new Section 10.07 (Total Net Funded Debt to Total Capitalization) as follows:

“The Parent will not permit the ratio of Total Net Funded Debt to Total Capitalization to be greater than (u) until March 31, 2023, 0.93:1.00 at any time, (v) thereafter until June 30, 2023, 0.92:1.00 at any time, (w) thereafter until March 31, 2024, 0.91:1.00 at any time, (x) thereafter until June 30, 2024, 0.90:1.00 at any time, (y) thereafter until September 30, 2024, 0.88:1.00 at any time, (z) thereafter until March 31, 2025, 0.87:1.00 at any time, (uu) thereafter until June 30, 2025, 0.85:1.00 at any time, (vv) thereafter until September 30, 2025, 0.82:1.00 at any time, (ww) thereafter until March 31, 2026, 0.79:1.00 at any time, (xx) thereafter until June 30, 2026, 0.76:1.00 at any time, (yy) thereafter until September 30, 2026, 0.73:1.00 at any time, and (zz) thereafter, 0.70:1.00 at any time.”; and

(c)	Section 10.09 (Consolidated EBITDA to Consolidated Debt Service) be deleted in its entirety and replaced with a new Section 10.09 (Consolidated EBITDA to Consolidated Debt Service) as follows:

“The Parent will not permit the ratio of Consolidated EBITDA to Consolidated Debt Service for the NCLC Group at the end of any fiscal quarter, computed for the period of the four consecutive fiscal quarters ending as at the end of the relevant fiscal quarter, to be less than 1.25:1.00 unless the Free Liquidity of the NCLC Group at all times during such period of four consecutive fiscal quarters ending as at the end of such fiscal quarter was equal to or greater than (x) until September 30, 2026, $300,000,000, and (y) thereafter, $100,000,000.”.

5	The Required Lenders in respect of each Credit Agreement have agreed to provide their consent and approval to the amendments set out in paragraph 4.

6	Upon execution of the acknowledgement set out below by the Borrowers, the Guarantor and the Shareholder, each Credit Agreement shall automatically be amended as described in paragraph 4 above.

7	Each of the Borrowers and the Guarantor represents and warrants to the Finance Parties that:

Power and authority

(a)	it has the power to enter into and perform this Letter and the transactions contemplated hereby and has taken all necessary action to authorise the entry into and performance of this Letter and such transactions. This Letter constitutes its legal, valid and binding obligations enforceable in accordance with its terms and in entering into this Letter, it is acting on its own account;

No violation

(b)	the entry into and performance of this Letter and the transactions contemplated hereby do not and will not conflict with:

(i)	any law or regulation or any official or judicial order; or

(ii)	its constitutional documents; or

(iii)	any agreement or document to which any member of the NCLC Group is a party or which is binding upon it or any of its assets, nor result in the creation or imposition of any Lien on it or its assets pursuant to the provisions of any such agreement or document and in particular but without prejudice to the foregoing the entry into and performance of this Letter and the transactions and documents contemplated hereby and thereby will not render invalid, void or voidable any security granted by it to the Collateral Agent;

Governmental approvals

(c)	all authorisations, approvals, consents, licenses, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Letter and the transactions contemplated hereby have been obtained or effected and are in full force and effect; and

Fees, governing law and enforcement

(d)	no fees or taxes, including, without limitation, stamp, transaction, registration or similar taxes, are required to be paid to ensure the legality, validity, or enforceability of this Letter. The choice of the laws of England as set forth in this Letter is a valid choice of law, and the irrevocable submission by each Obligor to jurisdiction and consent to service of process and, where necessary, appointment by such Obligor of an agent for service of process, as set forth in this Agreement, is legal, valid, binding and effective.

8	Each of the Borrowers and the Guarantor hereby confirms its consent to the amendments contained in this letter to the Credit Agreements to which they are a party and agrees that, in the case of the Guarantor, the guarantees and indemnities set out in Section 15 of each Credit Agreement shall remain and continue in full force and effect following the said amendments to the Credit Agreements contained in this letter.

9	Each of the Borrowers and the Guarantor also confirms that no Event of Default has occurred or will occur as a result of entering into this letter and the arrangements contemplated herein.

10	Each of the Borrowers and the Guarantor undertakes with the Facility Agent that:

(a)	it shall use its best efforts to procure the entry into by the relevant members of the NCLC Group of similar covenant amendment arrangements to those contemplated by this letter in respect of each financial contract or financial document relating to any existing Indebtedness for Borrowed Money with the support of any ECA in existence on the date hereof to which a member of the NCLC Group is a party as soon as reasonably practicable thereafter (with such amendments being on terms which shall not prejudice the rights of Hermes under the Credit Agreements as amended by this letter);

(b)	it shall promptly upon written request, supply the Facility Agent and each Hermes Agent with information (in form and substance satisfactory to the Facility Agent and each Hermes Agent) regarding the status of the amendments to be entered into in accordance with paragraph (a) above;

(c)	if following the date of this letter any member of the NCLC enters into any financial contract or financial document which contains financial covenants (or equivalent provisions) on more favourable terms than those available to the Lenders under the Credit Agreements (as amended by this letter), those financial covenants shall be deemed to apply to the Credit Agreements and the Credit Agreements shall be promptly amended on terms approved by Lenders to confer the benefit of such more favourable provisions on the Lenders; and

(d)	as soon as possible (but in any event within 10 days of its execution of the acknowledgement below) to deliver to the Facility Agent copies of the financing statements (Form UCC-1 or the equivalent) and the search results (Form UCC-11) prepared, filed and/or obtained by the Borrowers’ counsel, Kirkland & Ellis LLP, to the extent required, in connection with the amendments of the Credit Agreements pursuant to this Letter.

11	Each the Borrowers, the Guarantor and the Shareholder acknowledges and agrees that:

(a)	each of the Credit Documents to which it is a party, and its obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Credit Agreements by this letter; and

(b)	each of the Security Documents to which it is a party shall remain in full force and effect as security for the obligations of the relevant Borrower under the relevant Credit Agreement.

12	Each of the Borrowers and the Guarantor agrees to pay:

(a)	the fees set out in the Request within three Business Days of its execution of the acknowledgement below; and

(b)	on demand all expenses (including legal and out-of-pocket expenses) incurred by the Finance Parties in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under this letter or otherwise in respect of the monies owing and obligations incurred under this letter, and all such costs and expenses shall be paid with interest at the rate referred to in Section 2.06 (Interest) of the relevant Credit Agreement from the date on which such expenses were incurred to the date of payment (as well after as before judgment).

13	This letter is a Credit Document and the provisions of Section 14.07(b) and (c) (Governing Law; Exclusive Jurisdiction of English Courts; Service of Process) and Section 16 (Bail-In) of Credit Agreements shall apply to this letter as if the same were expressly stated herein with all necessary changes.

14	This letter and any non-contractual obligations connected with it are governed by and shall be construed in accordance with English law.

Please sign and return the attached copy of this letter to signify your acceptance of its terms and conditions.

Yours faithfully,

SIGNED by	)	/s/ B. Behrends-Troost, Director
for and on behalf of	)	/s/ Claudia Coenenberg, Director
KFW IPEX-BANK GMBH	)
Authorised Signatory

(as CIRR Agent, Hermes Agent and Facility Agent under each of the Credit Agreements)

We acknowledge and agree with the terms of this letter.

The Borrowers

SIGNED by	)
for and on behalf of	)	/s/ Daniel S. Farkas
BREAKAWAY THREE, LTD.	)
Authorised Signatory

SIGNED by	)
for and on behalf of	)	/s/ Daniel S. Farkas
BREAKAWAY FOUR, LTD.	)
Authorised Signatory

The Guarantor

SIGNED by	)
for and on behalf of	)	/s/ Daniel S. Farkas
NCL CORPORATION LTD.	)
Authorised Signatory

The Shareholder

SIGNED by	)
for and on behalf of	)	/s/ Daniel S. Farkas
NCL INTERNATIONAL, LTD.	)
Authorised Signatory